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                                                             OMB APPROVAL
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                                                       OMB Number: 3235-0362
                                                       Expires: October 31, 2001
------                                                 Estimated average burden
FORM 5                                                 hours per response....1.0
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/ / Check box if no          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
/X/ Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Ryon, David                                   Image Technology Laboratories, Inc. (IMTL)    to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year
                                                  Person, if an entity                           X  Officer (give    Other (specify
  167 Schwenk Dr.                                 (Voluntary)              August 15, 2000      ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                      5. If Amendment,                                Chief Executive Officer and President
                                                  Date of Original                             -----------------------------------
  Kingston, NY 12401                              (Month/Year)
-------------------------------------------                                                 7. Individual or Joint/Group Reporting
(City)           (State)           (ZIP)         -------------------                            (check applicable line)
                                                                                             X
                                                                                            -- Form Filed by One Reporting Person
                                                                                            -- Form Filed by More than One Reporting
                                                                                               Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-        6. Owner-  7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-        ship       of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at         Form:      direct
                                               (Instr. 8)                                the end of Issuer's     Direct     Benefi-
                                  (Month/                                                Fiscal Year            (D) or      cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)       Indirect    Owner-
                                   Year)                Amount    (A) or      Price                             (I)         ship
                                                                  (D)                                           (Instr. 4)  (Instr.
                                                                                                                            4)

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Common Stock                                                                              2,429,584               D
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Preferred Stock                    1/00                 500,000    A          $0.00         500,000               D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).
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

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Options                       $.33          N/A       N/A        1,000,000       *     1/01/10            1,000,000
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                                             D
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Explanation of Responses:

* 200,000 are exercisable as of January 1, 2001
  200,000 are exercisable as of January 1, 2002
  200,000 are exercisable as of January 1, 2003
  200,000 are exercisable as of January 1, 2004
  200,000 are exercisable as of January 1, 2005



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ David Ryon          March 30, 2001
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  --------------------   ------------------
                                                                                             **Signature of              Date
                                                                                               Reporting Person


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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